UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ---------------------------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                         Feldman Mall Properties, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   314308107
                                 (CUSIP Number)

                               December 16, 2004
            (Date of event which requires filing of this statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

      |X| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |_| Rule 13d-1(d)

----------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

CUSIP No. 314308107
13G                            Page 2 of 9 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.S OF ABOVE PERSONS (ENTITIES ONLY)

     Millenco, L.P.
     (I.R.S. Identification No.: 13-3532932)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION (SEE INSTRUCTIONS)

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          870,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            870,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     870,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

CUSIP No. 314308107
13G                            Page 3 of 9 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.S OF ABOVE PERSONS (ENTITIES ONLY)

     MLP Trading Co., LLC (formerly known as Millennium Trading Co., L.P.) (I.R.S. Identification No.: 13-3393904)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION (SEE INSTRUCTIONS)

     New York
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          15,000 (as of the filing date, MLP Trading Co. owns zero
                    shares, having transferred the 15,000 shares it previously held to Millenco, L.P. on Jan. 3, 2004)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 15,000 (as of the filing date, MLP Trading Co. owns zero shares, having transferred the 15,000 shares it previously held to Millenco, L.P. on Jan. 3, 2004)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     15,000 (as of the filing date, MLP Trading Co. owns zero shares, having transferred the 15,000 shares it previously held to Millenco, L.P. on Jan. 3, 2004)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

CUSIP No. 314308107
13G                            Page 4 of 9 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.S OF ABOVE PERSONS (ENTITIES ONLY)

     Millennium Management, L.L.C.
     (I.R.S. Identification No.: 13-3804139)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION (SEE INSTRUCTIONS)

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          870,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            870,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     870,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

CUSIP No. 314308107
13G                            Page 5 of 9 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO.S OF ABOVE PERSONS (ENTITIES ONLY)

     Israel A. Englander
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION (SEE INSTRUCTIONS)

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           870,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            870,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     870,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 314308107
13G                            Page 6 of 9 Pages

Item 1.

(a)   Name of Issuer

      Feldman Mall Properties, Inc., a Maryland corporation.

(b)   Address of Issuer's Principal Executive Offices:

      3225 North Central Avenue
      Suite 1205
      Phoenix, AZ 85012

Item  2(a). Name of Person Filing
Item  2(b). Address of Principal Business Office
Item  2(c). Citizenship

            Millenco, L.P.
            666 Fifth Avenue
            New York, New York 10103
            Citizenship: Delaware

            Millennium Management, L.L.C.
            666 Fifth Avenue
            New York, New York 10103
            Citizenship: Delaware

            Israel A. Englander
            c/o Millennium Management, L.L.C.
            666 Fifth Avenue
            New York, New York 10103
            Citizenship: United States

Item 2(d) Title of Class of Securities

            Common Stock

Item 2(e) CUSIP Number

            314308107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
  (c), check whether the person filing is a:

(a)   |X|   Broker or dealer registered under Section 15 of the Act (15 U.S.C.
            78o).

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   |_|   Insurance company as defined in Section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)   |_|   Investment company registered under Section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)   |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 314308107
13G                            Page 7 of 9 Pages

(f)   |_|   An employee benefit plan or endowment fund in accordance with Rule
            13d-1(b)(1)(ii)(F);

(g)   |_|   A parent holding company or control person in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4. Ownership

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned:

                  As of the date of this filing, each Reporting Person (other than MLP Trading Co., LLC, a New York limited liability company formerly known as Millennium Trading Co., L.P. ("Trading")) may be deemed the beneficial owner of 870,000 shares of Common Stock held by Millenco, L.P., a Delaware limited partnership ("Millenco"). Trading acquired 15,000 shares of the issuer following the initial public offering and subsequently transferred such shares to Millenco. For the sake of internal administrative convenience, Millenco acquired 800,000 of its shares of the issuer at the initial public offering through an affiliated entity, and journaled those shares over to Millenco on January 3, 2005.

                  Note: The managing partner of Partners is Millennium Management, L.L.C., a Delaware limited liability company ("Management"). Management is the general partner of Millenco. Israel A. Englander ("Mr. Englander") is the sole managing member of Management. The foregoing should not be construed in and of itself as an admission by any of Management, or Mr. Englander as to beneficial ownership of the shares owned by Millenco.

            (b)   Percent of Class:

                  Approximately 8.0% as of the date of this filing (Based on shares outstanding reported in the Company's prospectus dated December 16, 2004).

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

CUSIP No. 314308107
13G                            Page 8 of 9 Pages

                  (ii)  Shared power to vote or to direct the vote

                        870,000

                  (iii) Sole power to dispose or to direct the disposition of

                        0

                  (iv)  Shared power to dispose or to direct the disposition of

                        870,000

Item 5. Ownership of Five Percent or Less of a Class

      Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

      Not applicable.

Item 8. Identification and Classification of Members of the Group

      This statement is filed by:

            (i) Millenco, L.P.

            (ii) Millennium Management, L.L.C., as the general partner of Millenco.

            (iii) Mr. Englander, as the managing member of Management.

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

      By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 314308107
13G                            Page 9 of 9 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 12, 2005

Millenco, L.P.                        Millennium Management, L.L.C.


By: /s/ Terry Feeney                  By: /s/ Terry Feeney
   ------------------------------        ------------------------------
   Name:  Terry Feeney                   Name:  Terry Feeney
   Title: Chief Operating Officer        Title: Chief Operating Officer

--------------------------------------


/s/ Israel A. Englander
---------------------------------
Israel A. Englander